Exhibit 8.1

List of Subsidiaries

As of the date of the Annual Report on Form 20-F of which this Exhibit 8.1 is a part, the following is a list of the subsidiaries of Engine Gaming and Media, Inc.:

Subsidiaries	Jurisdiction of Incorporation
Frankly Inc.	Canada
Stream Hatchet S.L	Spain
UMG Media Ltd.	Canada
WinView, Inc.	USA
SideQik Inc.	USA
Frankly Co.	USA
Frankly Media	USA
UMG Events LLC	USA
Crowd Control Studies Inc.	USA
UMG Events (Ontario) Ltd.	Canada
Vemba Media Technologies Private Limited	India